Exhibit 99

Feb. 1, 2018

CBS CORPORATION FORMS SPECIAL COMMITTEE TO EVALUATE POTENTIAL COMBINATION WITH VIACOM

CBS Corporation (NYSE: CBS.A and CBS) announced today that its board of directors has established a special committee of independent directors to evaluate a potential combination with Viacom Inc. (NASDAQ: VIAB, VIA).

There can be no assurance that this process will result in a transaction or on what terms any transaction may occur. Neither CBS nor the committee intends to comment further, until the process is completed.

About CBS Corporation
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, and CBS EcoMedia. For more information, go to www.cbscorporation.com.

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Press Contacts:

Gil Schwartz	212-975-2121	gdschwartz@cbs.com
Dana McClintock	212-975-1077	dlmcclintock@cbs.com

Investor Contacts:

Adam Townsend	212-975-5292	adam.townsend@cbs.com
David Bank	212-975-6106	david.bank@cbs.com